Exhibit (a)(11)
Legg Mason Partners Trust II
Certificate of Amendment
     The undersigned, being the Assistant Secretary of Legg Mason Partners Trust II (hereinafter referred to as the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, in accordance with the authority conferred upon the Trustees of the Trust by the Trust’s Amended and Restated Declaration of Trust (hereinafter referred to as the “Declaration of Trust”), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on June 19, 2006, the Establishment and Designation of Classes, Exhibit B to the Declaration of Trust has been amended to read as set forth in Exhibit B attached to this Certificate, effective November 20, 2006.
     IN WITNESS WHEREOF, the undersigned has set his hand this ___day of November, 2006.

______________________________ George P. Hoyt Assistant Secretary

Exhibit B
Legg Mason Partners Trust II
Amended & Restated Establishment and Designation
of Classes
     Pursuant to Section 6.10 of the Declaration, the Trustees have divided the Shares of each series of the Trust to create the classes of Shares, within the meaning of Section 6.10, listed below. This Establishment and Designation of Classes is being amended and restated in order to designate Class 1 shares for one series and to re-designate Class Y shares as Class I shares. No other changes to the Classes of Shares are being made.
     1.     The classes of Shares of Legg Mason Partners Diversified Large Cap Growth Fund, Legg Mason Partners Small Cap Growth Opportunities Fund and Legg Mason Partners Short Duration Municipal Income Fund are designated “Class A Shares,” “Class B Shares,” “Class C Shares and “Class I Shares.” The classes of Shares of Legg Mason Partners Global Equity Fund are designated “Class A Shares,” “Class B Shares,” “Class C Shares,” “Class I Shares” and “Class 1 shares.” The classes of Shares of Legg Mason Partners Capital Preservation Fund and Legg Mason Partners Capital Preservation Fund II are designated “Class A Shares,” “Class B Shares” and “Class C Shares.”
     2.     Shares of each class are entitled to all the rights and preferences accorded to Shares under the Declaration.
     3.     For Shares of each class, the purchase price, the method of determination of the net asset value, the price, the terms and manner of redemption, any conversion feature, the relative dividend rights of holders thereof, and any other rights, privileges, features or qualifications, shall be as determined from time to time by the Trustees of the Trust in accordance with the Declaration as set forth in the current prospectus and statement of additional information of the Trust or any series thereof relating to the class, as amended from time to time, contained in the Trust’s registration statement under the Securities Act of 1933, as amended, and other offering documents filed with the Securities and Exchange Commission.
     4.     A class of Shares of any series of the Trust may be terminated by the Trustees at any time by written notice to the Shareholders of the class.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Establishment and Designation of Classes, Exhibit B to the Amended and Restated Declaration of Trust, this ___day of November, 2006.

Elliott J. Berv, as Trustee	Donald M. Carlton, as Trustee
and not individually	and not individually

A. Benton Cocanougher, as Trustee	Mark T. Finn, as Trustee
and not individually	and not individually

R. Jay Gerken, as Trustee	Stephen Randolph Gross, as Trustee
and not individually	and not individually

Diana R. Harrington, as Trustee	Susan B. Kerley, as Trustee
and not individually	and not individually

Alan G. Merten, as Trustee	R. Richardson Pettit, as Trustee